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Contact:
At the Company:                               At The Financial Relations Board
401-233-0333                                  212-661-8030
Philip B. Barr                                Analyst Information: John McNamara
Chief Financial Officer                       Media Information:   Alan Goldsand
Investor Relations                            General Information: Jeff Bogart


FOR IMMEDIATE RELEASE

                BACOU USA ANNOUNCES NEW TITMUS OPTICAL PRESIDENT

                o Thomas J. Goeltz Appointed President, Promoted
                        From Senior Vice President Sales

Smithfield, R.I., April 8, 1999 -- Bacou USA, Inc. (NYSE: BAU), a leading manufacturer of personal protective equipment, announced today that Thomas J. Goeltz has been appointed President of the company's Titmus Optical, Inc. subsidiary, succeeding Bradford L. Brooks. Mr. Goeltz has been with Titmus for over 23 years, serving as Senior Vice President Sales until his appointment as President.

"Our Titmus Optical subsidiary is the market leader in safety Rx frames," said Walter Stepan, Vice Chairman, President and CEO of Bacou USA, Inc. "Over the years, Tom has been the most critical link to our customers, and he knows what is most important to them. As President, we expect that Tom will provide the leadership necessary to grow the Titmus business and ensure that the entire Titmus organization is highly focused on the needs of our customers as the first priority."

"This promotion is both an honor and a challenge," said Goeltz. "Titmus Optical has built a tremendous reputation for quality products over the years, which has resulted in brand loyalty among customers and market leadership. I am committed to the manufacture of quality products, competitive pricing and a high level of customer service in order to maintain and grow our market share. With the support of the Titmus management team and our dedicated workforce, and utilizing the significant capital improvements that we have recently made at Titmus, I am confident that Titmus Optical will be a stronger competitor than ever before."



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Titmus  Optical was founded in 1908 and has been  headquartered  in  Petersburg,
Virginia since its founding. Bacou USA purchased Titmus Optical in September 1995. Following the acquisition, Titmus constructed a new manufacturing facility in Petersburg and made significant investments in new machinery and equipment, including a state-of-the-art plating line and other automated equipment. According to the most recent Form 10-K of Bacou USA, Titmus Optical reported net sales of approximately $30.2 million in the year ended December 31, 1998.

Bacou USA, Inc. designs, manufactures and sells leading brands of products that protect the sight, hearing, respiratory systems and hands of workers, as well as related instrumentation including visions screeners, gas monitors and test equipment for self-contained breathing apparatus. The company's products, marketed under Uvex(R), Howard Leight(R), Perfect Fit(R), Survivair(R), Pro-Tech(R), Biosystems, Titmus(R), LaserVision and Lase-R Shield(TM) brand names, are sold principally to industrial safety distributors, fire fighting equipment distributors and optical laboratories. News and information about Bacou USA are available on the Worldwide Web at http://www.bacouusa.com.

         To receive additional information on Bacou USA, Inc., via fax, at no charge, dial 1-800-PRO-INFO and enter code BAU.

                                       ###

Statements contained in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities and Litigation Reform Act of 1995. In addition, words such as "believes," "anticipates," "expects" and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties, including but not limited to the timely development and acceptance of new products, the impact of competitive products and pricing, changing market conditions, the successful integration of acquisitions, continued availability and favorable pricing of raw materials, the ability of the company and its key vendors to successfully respond to Year 2000 issues and the other risks detailed in the company's prospectus filed March 27, 1996, and from time to time in other filings. Actual results may differ materially from those projected. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.